Exhibit (l)
[Letterhead of Skadden, Arps, Slate, Meagher & Flom LLP]

June 24, 2013

Guggenheim Credit Allocation Fund
2455 Corporate West Drive
Lisle, Illinois  60532

                        Re: Guggenheim Credit Allocation Fund —
Registration Statement on Form N-2

Ladies and Gentlemen:

We have acted as special counsel to Guggenheim Credit Allocation Fund, a statutory trust (the “Trust”)  created under the Delaware Statutory Trust Act (the “DSTA”), in connection with the issuance and sale by the Trust of up to 7,000,000 shares (the “Shares”) (including shares subject to an over-allotment option) of the Trust’s common shares of beneficial interest, par value $0.01 per share.

This opinion is being furnished in accordance with the requirements of Item 25 of the Form N-2 Registration Statement under the Securities Act of 1933 (the “Securities Act”) and the Investment Company Act of 1940 (the “1940 Act”).

In rendering the opinions stated herein, we have examined and relied upon the following:

(i)           the notification of registration on Form N-8A (File No. 811-22715) of the Trust filed with the Securities and Exchange Commission (the “Commission”) under the 1940 Act on June 15, 2012;

(ii)           the registration statement on Form N-2 (File Nos. 333-175662 and 811-22584) of the Trust relating to the Shares filed with the Commission on June 15, 2012 under the Securities Act and the 1940 Act, and as amended by Pre-Effective Amendment No. 1 on March 11, 2013, Pre-Effective Amendment No. 2 on April 16, 2013, Pre-Effective Amendment No. 3 on May 23, 2013, Pre-Effective Amendment No. 4 on May 30, 2013 and as proposed to be amended by Pre-Effective Amendment No. 5 on the date hereof (such registration statement, as so amended and proposed to be amended, being hereinafter referred to as the “Registration Statement”);

(iii)           the form of Underwriting Agreement (the “Underwriting Agreement”) proposed to be entered into among the Trust, as issuer, Guggenheim Funds Investment Advisors,

Guggenheim Credit Allocation Fund
June 24, 2013

LLC, as investment adviser to the Trust, Guggenheim Partners Investment Management, LLC, as investment sub-adviser to the Trust, and the representatives of the several Underwriters named therein (the “Underwriters”), filed as an exhibit to the Registration Statement;

(iv)            a copy of the Trust’s Certificate of Trust, as amended through the date hereof, as certified by the Secretary of State of the State of Delaware;

(v)             a copy of the Trust’s Amended and Restated Agreement and Declaration of Trust, by the trustees of the Trust, dated as of June 13, 2012, as amended on March 4, 2013, certified by the Secretary of the Trust;

(vi)            a copy of the Trust’s Amended and Restated By-Laws, as currently in effect, certified by the Secretary of the Trust; and

(vii)           certain resolutions adopted by the Board of Trustees of the Trust on February 12, 2013 relating to the creation, issuance and sale of the Common Shares and related matters, certified by the Secretary of the Trust; and

(viii)            certain resolutions proposed to be adopted by the Executive Committee of the Board of Trustees of the Trust relating to the issuance and sale of the Shares (the “Executive Committee Resolutions”), certified by the Secretary of the Trust.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such records of the Trust and such agreements, certificates and receipts of public officials, certificates of officers or other representatives of the Trust and others, and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below.

In our examination, we have assumed the genuineness of all signatures, including endorsements, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified, or photostatic copies, and the authenticity of the originals of such copies.  As to any facts relevant to the opinion stated herein that we did not independently establish or verify, we have relied upon statements and representations of officers and other representatives of the Trust and others and of public officials.

In making our examination of documents, we have assumed that the parties thereto, other than the Trust, had or will have the power, corporate or other, to enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and execution and delivery by such parties of such documents and the validity and binding effect thereof on such parties.  We have also assumed that the Executive Committee Resolutions will be adopted by the Executive Committee of the Board of Trustees of the Trust in substantially the form reviewed by us.  We have also assumed that the Underwriting Agreement will be executed and delivered in substantially the form reviewed by us.

Guggenheim Credit Allocation Fund
June 24, 2013

Members of our firm are admitted to the practice of law in the State of Delaware and we do not express any opinion as to any laws other than the DSTA.

Based upon and subject to the foregoing, we are of the opinion that when (i) the Registration Statement becomes effective; (ii) the Underwriting Agreement has been duly executed and delivered; and (iii) the Shares have been duly entered into the share record books of the Trust and delivered to and paid for by the Underwriters as contemplated by the Underwriting Agreement, the issuance and sale of the Shares will have been duly authorized, and the Shares will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement. We also consent to the reference to our firm under the captions “Legal Matters” and “General Information – Legal Counsel” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Skadden, Arps, Slate, Meagher & Flom LLP